Exhibit 10.8

POLONIA FEDERAL SAVINGS AND LOAN

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

FOR ANTHONY J. SZUSZCZEWICZ

1. PURPOSE

The purpose of the Polonia Federal Savings and Loan Supplemental Executive Retirement Plan for Anthony J. Szuszczewicz (the “Plan”) is to provide for supplemental retirement and other retirement benefits for Anthony J. Szuszczewicz (the “Participant”), currently the President of Polonia Federal Savings and Loan (the “Bank”) as part of an integrated executive compensation program which is intended to assist the Bank in motivating and retaining a select group of management and highly compensated executives of superior ability and loyalty.

2. DEFINITIONS

The following words and phrases as used herein shall have the following meanings, unless a different meaning is plainly required by the context:

“Actual Retirement Date” shall mean the first day of the calendar month coincident with or following the last day on which the Participant receives Compensation.

“Committee” shall mean that committee appointed as the administrative committee with respect to the Plan by the Board of Directors of the Bank.

“Bank” shall mean Polonia Bank, a Federally-chartered mutual thrift, and successors thereto.

“Compensation” shall mean the Participant’s annual gross taxable income as shown on his Federal Form W-2 for the last full year of his employment with the Bank prior to his Retirement Date.

“Disability” shall have the same meaning as in use for purposes of the Bank’s long-term disability plan, if any, covering the Participant, and shall otherwise mean any physical or mental incapacity that would prevent the Participant from performing his duties as an employee of the Bank.

“Retirement Date” shall mean the date on which the Participant retires from his employment with the Bank at his discretion after attaining age sixty-two (62), or as a result of his Disability.

3. ELIGIBILITY TO PARTICIPATE

The Participant shall be the only participant in the Plan, unless the Plan is amended to permit additional executive employees to participate, in which case such amendment shall separately detail the terms and conditions of participation applicable to each such employee.

4. VESTING

The Participant’s accrued benefit under the Plan will be filly vested as of the first date the Participant is eligible to retire under the terms of the Plan.

5. BENEFIT ENTITLEMENTS

(a)	Accrued Retirement Benefits. The Accrued Benefit for the Participant under the Plan shall be a single life annuity payable in annual installments equal to sixty percent (60%) of his Compensation. If the Participant’s Retirement Date occurs during the month of December, Payment to the Participant shall commence to be paid as soon as practicable following the subsequent January 1st and shall continue on an annual basis, with the final payment to be made on or as soon as practicable following the first day of the calendar year in which the Participant’s death occurs. In the event the Participant’s Retirement Date occurs during any month other than December, payment to the Participant, in an amount equal to the Participant’s annual retirement benefit divided by twelve (12), shall commence to be paid on a monthly basis on, or as soon as practicable following, the first day of the month following the Participant’s Retirement Date, with such monthly payments continuing for the duration of the calendar year in which the Participant’s Retirement Date occurs. Payments thereafter shall be made on an annual basis, as described above. The amount payable to the Participant under this Section 5(a) shall be increased annually by 4% or by the increase in the Consumer Price Index - All Urban Consumers (the “CPI-U”) applicable for the area which includes Philadelphia, as published by the Department of Labor, Bureau of Labor Standards, or such successor Consumer Price Index as most closely corresponds to such CPI-U if that index is not longer published.

(i)	Notwithstanding the foregoing, in the event the Participant retires on account of his Disability, the benefit payable under the Plan shall be that amount, if any, as is needed to provide the benefit otherwise payable under this Section 5(a) when aggregated with payments, if any, received by the Participant as a benefit under the Bank’s long-term disability plan.

(ii)

In the event the Participant’s employment terminates, other than on account of his Disability, before attaining age sixty-two (62), he shall be entitled to receive the monthly benefit provided for under this Section 5(a) commencing as of the first day of the month following the date he attains age sixty-two (62) (which shall be deemed to be his Retirement Date). Notwithstanding the preceding sentence, if the Participant’s employment is terminated for “Cause” (as defined below or if the Participant voluntarily terminates his employment and takes other employment with another bank or similar institution in the Philadelphia area, he shall forfeit his benefits under the Plan unless the Bank consents in writing to his taking such other employment. The term “Cause” shall have the same meaning as that used in the Participant’s employment agreement with the

Bank if any, and otherwise shall mean: (A) an act of dishonesty by the Participant constituting a felony and resulting or intended to result in gain to or personal enrichment of the Participant at the Bank’s expense, (B) the willful engaging by the Participant in misconduct which is injurious to the Bank, and (C) the deliberate and intentional refusal of the Participant substantially to perform his duties for the Bank.

(b)	Death Benefit. The beneficiary of the Participant as designated on a beneficiary designation form filed with the Committee by the Participant, or the Participant’s estate, if no such beneficiary is designated, shall be entitled to a lump sum benefit equal to a minimum of two million dollars ($2,000,000). In addition to the minimum two million dollar ($2,000,000) death benefit, the Participant’s beneficiary or estate, as applicable, shall also be entitled to an additional amount equal to 40% of the proceeds in excess of two million dollars ($2,000,000) payable on the death of the Participant under certain insurance policies (the “Insurance Policies”) acquired by the Bank in connection with the Plan for a single, aggregate premium payment of two million five hundred thousand dollars ($2,500,000) (the name of the issuing insurers and the policy numbers of, the Insurance Policies are set forth in Appendix A attached to the Plan); provided, however, that total, after-tax death benefit payment under this Section 5(b) shall not exceed four million dollars ($4,000,000). Notwithstanding anything to the contrary in this Section 5(b), however, in the event it is determined that the death benefit payment under the Plan constitutes Federal taxable income, the amount payable under this Section 5(b) shall be increased so that the net amount available to the beneficiary or to the Participant’s estate, as applicable, shall be equal to the amount otherwise payable hereunder, after taking into account the Federal income tax liability payable with respect to such benefit.

(c)	Health Insurance Benefits. The Bank shall provide health insurance benefits for the Participant and the Participant’s dependents, if any, subsequent to the Participant’s Retirement Date until the Participant’s death that are substantially equivalent to the health insurance benefits provided for the Participant and the Participant’s dependents, if any, immediately prior to his Retirement Date, subject to such changes insurance coverage as may be made from. time to time by the Bank with respect to its current employees; provided, however, that the Bank shall have the right to substitute, in lieu of such health insurance benefits, additional cash payments equal, on a net after-tax basis, to the amount the participant would be required to pay individually to obtain such benefits for himself and for his dependents, if any, taking into account the benefits that may be available in coordination with Medicare benefits or other equivalent benefits as may be available to the Participant through the payment of premiums for “Medigap” or other supplemental health insurance coverage may be available from time to time.

6. FUNDING OF LIABILITIES

The Plan is intended to be an unfunded, non-qualified plan maintained by the Bank primarily for the purpose of providing deferred compensation for the Participant.

Any liability of the Bank to any person with respect to benefits payable under the Plan shall be based solely upon such contractual obligations, if any, as shall be created by the Plan, and shall give rise only to a claim against the general assets of the Bank, as the case may be. No such liability shall be deemed to be secured by any pledge or any other encumbrance on any specific property of the Bank.

The Bank shall, in connection with the Plan, establish a “rabbi trust” (the “Trust”) governed by an agreement consistent in form with the model rabbi trust agreement approved by the Internal Revenue Service, which trust shall hold title to the insurance policy or policies referred to in Section 5(b). The terms of the Trust shall be consistent with the intent of the Bank that the Plan be treated as an unfunded plan, and the assets held in the Trust shall be available to the creditors of the Bank in the event of the Bank’s insolvency. To the extent any benefits payable under the Plan are paid out of assets of the Trust, the Bank shall be relieved of the obligation for such payment. In the event the payment of benefits out of assets of the Trust causes the value of the insurance policy or policies held by the Trust to be reduced below the value such policy or policies would have had in the absence of such payments, the Bank shall, at all times prior to the death of the Participant, be required to make any additional payments with respect to such insurance policy or policies as are necessary to restore the value of those policies to the value which they would have had in the absence of any such payments made out of assets of the Trust.

7. COMMITTEE

(a)	Non-Fiduciary. Neither the Committee, its individual members nor the Bank shall be deemed to be a fiduciary with respect to the Plan.

(b)	Quorum. A majority of the members of the Committee shall constitute a quorum for any meeting held with respect to the Plan, and the acts of a majority of the members present at any meeting at which a quorum is present, or the acts unanimously approved in writing by all such members, shall be valid acts of the Committee. No member of the Committee may act, vote, or otherwise influence a decision of the Committee specifically relating to his other benefits, if any, under the Plan.

(c)	Powers. The Committee shall have the power and duty to do all things necessary or convenient to effect the intent and purposes of the Plan and not inconsistent with any of the provisions hereof, whether or not such powers and duties are specifically set forth herein, and, by way of amplification and not limitation of the foregoing, the Committee shall have the power to:

(i)	provide rules and regulations for the management, operation and administration of the Plan, and, from time to time, to amend or supplement such rules and regulations;

(ii)	construe the Plan, which construction, as long as made in good faith, shall be final and conclusive upon all parties hereto; and

(iii)	correct any defect, supply any omission, or reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem expedient to carry the same into effect, and it shall be the sole and final judge of when such action shall be appropriate.

The acts and determinations of the Committee within the powers conferred by the Plan shall be final and conclusive for all purposes of the Plan, and shall not be subject to appeal or review by persons or entities other than the Bank.

(d)	Indemnity. No member of the Committee shall be directly or indirectly responsible or under any liability by reason of any action or default by such person as a member of the Committee, or the exercise of or failure to exercise any power or discretion as such member except for such member’s own fraud or willful misconduct. No member of the Committee shall be liable in any way for the acts or defaults of any other member of the Committee, or any of its advisors, agents or representatives. The Bank shall indemnify and save harmless each member of the Committee against any and all expenses and liabilities arising out of the member’s own membership on the Committee; except expenses and liabilities arising out of a Committee member’s own fraud or willful misconduct.

(e)	Compensation as a Reimbursed Expense. Members of the Committee who are employees of the Bank shall receive no compensation for their services rendered as members of the Committee. Any other members of the Committee who are not employees of the Bank shall receive such reasonable compensation for their services as may be authorized from time to time by the Bank and, except as otherwise provided by this section. Members of the Committee shall be entitled to receive their reasonable expenses incurred in administering the Plan. Any such compensation and expenses, as well as extraordinary expenses authorized by the Bank, shall be paid by the Bank.

(f)	Participant Information. The Bank shall furnish to the Committee in writing all information the Bank deems appropriate for the Committee to exercise its powers and duties in administration of the Plan. Such information shall be conclusive for all purposes of the Plan and the Committee shall be entitled to rely thereon without any investigation thereof; provided, however, that the Committee may correct any errors discovered in any such information.

(g)	Inspection of Documents. The Committee shall make available to the Participant, or the Participant’s beneficiary, for examination at the principal office of the Bank

(or at such other location as may be determined by the Committee), a copy of the Plan and such \of its records, or copies thereof, as may pertain to any benefits of such Participant, joint or contingent annuitant and beneficiary under the Plan.

8. EFFECTIVE DATE, TERMINATION AND AMENDMENT

Participation in this Plan by the Participant shall become effective as of the date hereof, and shall continue until such time as it or the Plan is terminated by the Bank. This Plan may be terminated at any time and amended from time to time by the Bank provided that neither the termination nor any amendment of the Plan may, without the written consent of the Participant, reduce the Participant’s accrued benefit or the benefit payable to the Participant’s beneficiary in the absence of such amendment or the termination of the Plan.

9. MISCELLANEOUS PROVISIONS

(a)	Anti-alienation. No benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, or encumbrance and any attempt to anticipate, alienate, sell, transfer, assign, pledge or encumber such benefit shall be void.

(b)	Unsecured Creditor Status. The Participant or the beneficiary of the Participant shall rely solely upon the unsecured promise of the Bank, as set forth herein, for the payment of benefits under the terms of the Plan, and nothing herein contained shall be construed to give to or vest in the Participant or any other person now or at any time in the future, any right, title, interest, or claim in or to any specific asset, fund, reserve, account, insurance or annuity policy or contract, or other property of any kind whatever owned by the Bank, or in which the Bank may have any right, title, or interest, now or at any time in the future. Any insurance policy or other assets acquired by the Bank to fund, in whole or in part, the Bank’s liabilities under the Plan shall not be deemed to be held as security for the performance of the obligations of the Bank hereunder except to the extent specified under the terms of the Trust, and any such assets shall be, and remain, an asset of the Bank subject to the claims of its creditors under the terms of the Trust.

(c)	Other Bank Plans. It is agreed and understood that any benefits accrued under this Plan are in addition to any and all employee benefits to which Participant may otherwise be entitled under any other contract, arrangement, or voluntary pension, profit sharing or other compensation plan of the Bank, whether funded or unfunded, and that this Plan shall not affect or impair the rights or obligations of the Bank or the Participant under any other such contract, arrangement, or voluntary pension, profit slating or other compensation plan.

(d)	Separability. If any term or condition of the Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, with the exception of such invalid or unenforceable provision, shall not be affected thereby, and shall continue in effect and application to its fullest extent.

(e)	Continued Employment. Neither the establishment of the Plan, any provisions of the Plan, nor any action of the Committee shall be held or construed to confer upon the Participant the right to a continuation of employment by the Bank. Subject to the terms of any applicable employment contract, the Bank reserves the right to dismiss any employee, or otherwise deal with any employee to the same extent as though the Plan had not been adopted.

(f)	Incapacity. If the Committee determines that the Participant or beneficiary is unable to care for the Participant’s or the beneficiary’s affairs because of illness or accident, or is a minor, any benefit due the Participant or beneficiary may be paid to the Participant’s or the beneficiary’s spouse, child, parent, or any other person deemed by the Committee to have incurred expense for the Participant or beneficiary (including a duly appointed guardian, committee, or other legal representative), and any such payment shall be a complete discharge of the Bank’s obligation hereunder.

(g)	Jurisdiction. The Plan shall be construed, administered, and enforced according to the laws of the Commonwealth of Pennsylvania, except to the extent that such laws are preempted by the Federal laws of the United States of America.

(h)	Claims. If, pursuant to the provisions of the Plan, the Bank denies the claim of the Participant or the Participant’s beneficiary for benefits under the Plan, the Bank shall provide written notice, within ninety (90) days after receipt of the claim, setting forth in a manner calculated to be understood by the claimant:

(i)	the specific reasons for such denial;

(ii)	the specific reference to the Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is needed; and

(iv)	an explanation of the Plan’s claim review procedure and the time limitations of this subsection applicable thereto.

The Participant or the Participant’s beneficiary whose claim for benefit has been denied may request review by the Bank of the denied claim by notifying the Bank in writing within sixty (60) days after receipt of the notification of claim denial. As part of said review procedure, the claimant or the claimant’s authorized representative may review pertinent documents and submit issues and comments to the Bank in writing. The Bank shall render its decision to the claimant in writing in a manner calculated to be understood by the claimant not later than sixty (60) days after receipt of the request for review, unless special circumstances require an extension of time, in which case decision shall be rendered as soon after the sixty-day period as possible, but not later than one hundred and twenty (120) days after receipt of the request for review. The decision on review shall state the specific reasons therefor and the specific Plan reference on which it is based.

(i)	The Bank and any successor to the Bank shall be obligated to pay all benefits payable under the Plan, without regard to the sufficiency of any funds or other assets reserved for this purpose, except as is specifically provided herein.

IN WITNESS WHEREOF, Polonia Federal Savings and Loan has caused this Plan to be adopted effective as of June 17, 1997.

Polonia Federal Savings and Loan

Date:	June 17, 1997	By:	/s/ Paul D. Rutkowski

Amendment to the

POLONIA FEDERAL SAVINGS AND LOAN

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

FOR ANTHONY J. SZUSZCZEWICZ

WHEREAS, Polonia Bank (the “Bank) anticipates entering into an agreement whereby certain proceeds of certain life insurance policies may be paid directly to the beneficiary or beneficiaries designated by Anthony J. Szuszczewicz (the “Participant”) pursuant to a split dollar endorsement to such policies; and

WHEREAS, The Bank has determined that it is appropriate to modify the provisions of the Polonia Federal Savings and Loan Supplemental Executive Retirement Plan for Anthony J. Szuszczewicz (the “Plan”) to take into account the possibility of such payments; and

WHEREAS, the Bank has the authority to amend the Plan (with the consent of the Participant in certain circumstances) pursuant to Section 8 of the Plan.

The Plan is hereby amended as follows:

1.	The last sentence of Section 5(a) (before Section 5(a)(i)) is amended to read:

“The amount payable to the Participant under this Section 5(a) shall be increased annually by the greater of 4% or by the increase in the Consumer Price Index – All Urban Customers (the “CPI-U”) applicable for the area which includes Philadelphia, as published by the Department of Labor, Bureau of Labor Standards, or such successor Consumer Price Index as most closely corresponds to such CPI-U if that index is no longer published.”

2.	A new sentence is added to the end of Section 5(b) to read:

“Notwithstanding the amount of the death benefit as otherwise determined under this Section 5(b), such death benefit amount shall be reduced by the amount of any payments to the beneficiary or beneficiaries of the Participant under the Insurance Policies that are not otherwise treated as having been made pursuant to the terms of the Plan, so that the total benefit paid to the beneficiary or beneficiaries of the Participant under the Plan and/or the Insurance Policies, in the aggregate shall be equal to the amount of the death benefit determined under the terms of the Plan.”

3.	In all other respects, the Plan is hereby ratified and confirmed.

Acknowledgment and Consent to the Amendment set forth above:

/s/ Anthony J. Szuszczewicz
Anthony J. Szuszczewicz

Polonia Bank

By:	/s/ Paul D. Rutkowski

TRUST UNDER THE

POLONIA FEDERAL SAVINGS AND LOAN

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

FOR ANTHONY J. SZUSZCZEWICZ

THIS AGREEMENT made this 17th day of June, 1997 by and between Polonia Bank, a federally chartered mutual thrift (the Bank), and Frank J. Francek, Edward W. Lukiewski, James B. Sowrenski, Edward F. Strenk, Frank J. Byrne and Eugene Andruczyk (collectively referred to herein as the Trustees and individually as Trustee).

WHEREAS, the Bank has adopted the Polonia federal Savings and Loan Supplemental Executive Retirement Plan for Anthony J. Szuszczewicz (the Plan); and

WHEREAS, the Bank has incurred or expects to incur liability under the terms of the Plan with respect to the individual participating in the Plan (the Participant); and

WHEREAS, the Bank wishes to establish a trust (hereinafter called the Trust) and to contribute to the Trust assets that shall be held therein, subject to the claims of the Bank’s creditors in the event of the Bank’s Insolvency, as herein defined, until paid to the Participant or his beneficiaries in such manner and at such times as specified in the Plan; and

WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plan as an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974; and

WHEREAS, it is the intention of the Bank to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Plan,

NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

I. ESTABLISHMENT OF TRUST

(a) The Bank hereby deposits with Trustees in trust One Hundred Dollars ($100), and shall deposit such additional funds or assets, from time to time, as deemed appropriate by the Bank, which shall become the principal of the Trust to be held, administered and disposed of by Trustees as provided in this Trust Agreement

(b) The trust hereby established shall be irrevocable.

(c) The Trust is intended to be a grantor trust, of which the Bank is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986) as amended, and shall be construed accordingly.

(d) The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of the Bank and shall be used exclusively for the uses and purposes of the Participant and general creditors as herein set forth. The Participant and his beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of the Participant and his beneficiaries against the Bank. Any assets held by the Trust will be subject to the claims of the Bank’s general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.

(e) The Bank, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in trust with Trustees to augment the principal to be held, administered and disposed of by Trustees as provided in this Trust Agreement. Neither Trustees, the Participant nor any beneficiary shall have any right to compel such additional deposits. In addition, if, at any time prior to the termination of the Trust, the Trustees is required to take make payments of benefits to the Participant during the Participant’s lifetime and such payments are funded by borrowing against or by taking out any of the cash value of any insurance policies held as assets of the Trust, the Bank shall be obligated to pay such amounts into the Trust as may be required to restore the cash value of any such insurance policies or to repay any such borrowing.

II. PAYMENTS TO PLAN PARTICIPANTS AND THEIR BENEFICIARIES

(a) The Bank shall deliver to Trustees a copy of the Plan and a schedule (the Payment Schedule) that indicates the amounts payable in respect of each Plan participant (and, his or her beneficiaries), that provides a formula or other instructions acceptable to Trustees for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan), and the time of commencement for payment of such amounts. Except as otherwise provided herein, Trustees shall make payments to the Participant and his beneficiaries in accordance with such Payment Schedule. The Trustees shall make provision for the reporting and withholding of any federal, state or local taxes that rimy be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withhold and paid by the Bank.

(b) The entitlement of the Participant or his beneficiaries, to benefits under the Plan shall be determined by the Bank or such party as it shall designate under the Plan, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plan.

(c) The Bank may make payment of benefits directly to Participant or his beneficiaries as they become due under the terms of the Plan. The Bank shall notify Trustees of its decision to make payment of benefits directly prior to the time amounts are payable to the Participant or his beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan, the Bank shall make the balance of each such payment as it falls due. Trustees shall notify the Bank where principal and earnings are not sufficient.

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III. TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO TRUST BENEFICIARY WHEN THE BANK IS INSOLVENT

(a) Trustees shall cease payment of benefits to the Participant and his beneficiaries if the Bank is Insolvent. The Bank shall, be considered Insolvent for purposes of this Trust Agreement if (i) the Bank is unable to pay its debts as they become due, or (ii) the Bank is subject to a pending proceeding as a debtor under the United States Bankruptcy Code, or the Bank is determined to be insolvent by any federal or state regulatory agency having jurisdiction over the Bank.

(b) At all times during the continuance of this Trust, as provided in Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of the Bank under federal and state law as set forth below.

(1) The Board of Directors and the President of the Bank shall have the duty to inform Trustees in writing of the Bank’s Insolvency. If a person claiming to be a creditor of the Bank alleges in writing to Trustees that the Bank has become Insolvent, Trustees shall determine whether the Bank is Insolvent and, pending such determination, Trustees shall discontinue payment of benefits to the Participant or his beneficiaries,

(2) Unless Trustees have actual knowledge of the Bank’s Insolvency, or has received notice from the Bank or a person claiming to be a creditor alleging that the Bank is Insolvent, Trustees shall have no duty to inquire whether the Bank is Insolvent. Trustees may in all events rely on such evidence concerning the Bank’s solvency as may be furnished to Trustees and that provides Trustees with a reasonable basis for making a determination concerning the Bank’s solvency.

(3) If at any time Trustees have determined that the Bank is Insolvent, Trustees shall discontinue payments to the Participant or his beneficiaries and shall hold the assets of the Trust for the benefit of the Bank’s general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of the Participant or his beneficiaries to pursue their rights as general creditors of the Bank with respect to benefits due under the Plan(s) or otherwise.

(4) Trustees shall resume the payment of benefits to the participant or his beneficiaries in accordance with Section 2 of this Trust Agreement only after Trustees have determined that the Bank is not Insolvent (or is no longer Insolvent).

(c) Provided that there are sufficient assets, if Trustees discontinue the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to the Participant or his beneficiaries under the terms of the Plan(s) for the period of such discontinuance, less the aggregate amount of any payments made to the Participant or his beneficiaries by the Bank in lieu of the payments provided for hereunder during any such period of discontinuance.

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IV. PAYMENTS TO THE BANK

The Bank shall have no right or power to direct Trustees to return to the Bank or to divert to others any of the Trust assets before all payment of benefits have been made to the Participant and his beneficiaries pursuant to the terms of the Plan.

V. INVESTMENT AUTHORITY

(a) Trustees shall hold as assets of the Trust all insurance contracts and other assets contributed by the Bank and shall not liquidate any such assets except as may be necessary in order to make such payments as may be required under the terms of the Plan or to satisfy demands for payments to creditors of the Bank that are properly made under the terms of this Trust Agreement; provided, however, that in the event it would be imprudent for the Trustees to continue to hold an asset in the Trust, the Trustees shall have the authority to liquidate such investment and cause the proceeds of such liquidation to be invested in accordance with Section (b) of this Article V.

(b) Notwithstanding anything contained herein to the contrary, in the event any contributions to the Trust are in the form of cash or in the event payments are made to the Trust in cash, the Trustees shall invest such cash amounts in any investment deemed to be prudent by the Trustees.

VI. DISPOSITION OF INCOME

During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

VII. ACCOUNTING BY TRUSTEES

Trustees shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between the Bank and Trustees. Within 90 days following the close of each calendar year and within 90 days after the removal or resignation of Trustees, Trustees shall deliver to the Bank a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the trust at the end of such year or as of the date of such removal or resignation, as the case may be.

VII. RESPONSIBILITY OF TRUSTEES

(a) Trustees shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims,

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provided, however, that Trustees shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the bank which is contemplated by, and in conformity with, the terms of the plan or this Trust and is given in writing by the Bank. In the event of a dispute between the Bank and a party, Trustees may apply to a court of competent jurisdiction to resolve the disputes.

(b) If Trustees undertake or defend any litigation arising in connection with this Trust, the Bank agrees to indemnity Trustees against Trustees’ costs, expenses and liabilities (including, without limitation, attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments. If the Bank does not pay such costs, expenses and liabilities in a reasonably timely manner, Trustees may obtain payment from the Trust.

(c) Trustees may consult with legal counsel (who may also be counsel for the Bank generally) with respect to any of its duties or obligations hereunder.

(d) Trustees may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

(e) Trustees shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, Trustees shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

(f) Notwithstanding any powers granted to Trustees pursuant to this Trust Agreement or to applicable law, Trustees shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

IX. COMPENSATION AND EXPENSES OF TRUSTEE

The Bank shall pay all administrative and trustee’s fees and expenses. If not so paid, the fees and expenses shall be paid from the Trust.

X. RESIGNATION AND REMOVAL OF TRUSTEE

(a) Trustees may resign at any time by written notice to the Bank, which shall be effective 90 days after receipt of such notice unless the Bank and Trustees agree otherwise.

(b) Any Trustee may be removed by the Bank on 90 days notice or upon shorter notice accepted by Trustee.

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(c) Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee or Trustees. The transfer shall be completed within 90 days after receipt of notice of resignation, removal or transfer, unless the Bank extends the time limit. In the event any Trustee resigns or is removed, the remaining Trustees shall be treated as the successor Trustee for these purposes.

(d) If any Trustee resigns or is removed, a successor may be appointed, in accordance with Article XI hereof, by the effective date of resignation or removal under this Article X; provided, however, if there are any remaining Trustees, there shall be no obligation to appoint a successor to such Trustee. If there are no remaining Trustees and if no appointment of a successor Trustee has been made, Trustee or Trustees may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustees in connection with the proceeding shall be allowed administrative expenses of the Trust.

XI. APPOINTMENT OF SUCCESSOR

(a) If any Trustee resigns or is removed pursuant to the provisions of Article X hereof, and there are no remaining Trustees, Trustee may appoint any third party such as a bank trust department or other party that may be granted corporate trustee powers under state law. The appointment of a successor trustee shall be effective when accepted in writing by the new trustee. The new trustee shall have all the rights and powers of the former trustee, including ownership rights in trust assets. The former trustee shall execute any instrument necessary or reasonably requested by the successor trustee to evidence the transfer.

(b) The successor trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Article VII and Article VIII hereof. The successor trustee shall not be responsible for and the Bank shall indemnify and defend the successor trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

XII. AMENDMENT OR TERMINATION

(a) This Trust Agreement may be amended by a written instrument executed by Trustees and the Bank. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan or shall make the Trust revocable.

(b) The Trust shall not terminate until the date on which the Participant and his beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan. Upon termination of the Trust any assets remaining in the Trust shall be returned to the Bank.

XIII. MISCELLANEOUS

(a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without validating the remaining provisions hereof.

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(b) Benefits payable to the Participant and his beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

(c) This Trust Agreement shall be governed by and construed in accordance with the laws of                                         .

XIV. EFFECTIVE DATE

The effective date of this Trust Agreement shall be November 18, 1997.

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IN WITNESS WHEREOF, the Bank and the Trustees have caused this Trust Agreement to be executed by their respective duly authorized officers on the dates set forth below.

POLONIA BANK

By:	/s/ Paul D. Rutkowski
Its:	Treasurer/Controller
Executed: June 17, 1997

TRUSTEES

/s/ Frank J. Francek	Executed: June 17, 1997
Frank J. Francek

/s/ Edward W. Lukiewski	Executed: June 17, 1997
Edward W. Lukiewski

/s/ James B. Sowrenski	Executed: June 17, 1997
James B. Sowrenski

/s/ Edward F. Strenk	Executed: June 17, 1997
Edward F. Strenk

/s/ Frank J. Byrne	Executed: June 17, 1997
Frank J. Byrne

/s/ Eugene Andruczyk	Executed: June 17, 1997
Eugene Andruczyk

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